EXHIBIT (d)(26)(b)

FEE REDUCTION AGREEMENT

AGREEMENT made as of this 6th day of February 2012, among Eaton Vance Mutual Funds Trust (the “Trust”) on behalf of Eaton Vance Multi-Strategy All Market Fund (the “Fund”), and Eaton Vance Management (“Eaton Vance”).

WHEREAS, the Trust on behalf of the Fund has entered into an Investment Advisory and Administrative  Agreement (the “Advisory Agreement”) with Eaton Vance, which provides that Eaton Vance shall be entitled to receive compensation at a stated rate; and

WHEREAS, the Fund has established a subsidiary (the “Subsidiary”) for the purpose of owning various investments and Eaton Vance serves as the investment adviser of such Subsidiary; and

WHEREAS, Eaton Vance and the Trust wish to clarify the manner in which the investment advisory fee rate applicable to the Fund under the Agreement shall be determined;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and Eaton Vance hereby jointly and severally agree as follows:

1.

For so long as the Advisory Agreement shall remain in effect, notwithstanding any provisions of the Advisory Agreement to the contrary, the Adviser will reduce its advisory fee for the Trust in accordance with the fee reduction schedule set forth on Exhibit A hereto.

2.

For so long as the Advisory Agreement shall remain in effect and Eaton Vance receives an investment advisory fee from the Subsidiary, the Fund’s investment advisory fee shall be determined as follows:

Compensation of the Adviser.  For the services, payments and facilities to be furnished under the Agreement by the Adviser, the Adviser shall be entitled to receive from the Fund compensation in an amount equal to a percentage of the average daily investable assets of the Fund per annum which are not invested in other investment companies for which Eaton Vance or its affiliates serves as adviser or administrator (“Eaton Vance Funds”), as described in Section 2 of the Advisory Agreement as follows:

Average Daily Investable Assets for the Month (excluding Shares of Eaton Vance Funds)	Annual Asset Rate*
Up to $500 million	0.615%
$500 million but less than $1 billion	0.590%
$1 billion but less than $2.5 billion	0.575%
$2.5 billion but less than $5 billion	0.560%
$5 billion and over	0.545%

*

The fee rate applicable to the Fund under the Advisory Agreement shall be determined based on the level of aggregate average daily investable assets of the Fund including its interest, if any, in the Subsidiary.  The fee payable by the Fund shall equal the product of (i) the fee rate determined in accordance with the previous sentence, and (ii) the average daily investable assets of the Fund exclusive of its interest in the Subsidiary.

Such compensation shall be paid monthly in arrears on the last business day of each month.  The Fund’s daily net assets shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust.  In case of initiation or termination of the Agreement during any month with respect to the Fund, the fee for that month shall be based on the number of calendar days during which it is in effect.  The Adviser may, from time to time, waive all or a part of the above compensation.

3.

This Agreement may only be terminated or amended upon the mutual written consent of the Trust and Eaton Vance; provided, however, that (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of the Trust (the “Independent Trustees”) and by the vote of a majority of the outstanding voting securities of the Fund; provided that this Agreement may be terminated by a majority vote of the Independent Trustees in the event the Fund no longer invests in the Subsidiary; (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees; and (iii) no amendment of this Agreement that decreases the expense reductions set forth herein shall be effective unless approved by the vote of a majority of the outstanding voting securities of the Fund.

4.

For purposes of this Agreement the term “vote of a majority of the outstanding voting securities of the Fund” shall mean the vote, at a meeting of Holders, of the lesser of (i) 67 per centum or more of the Interests in the Fund present or represented by proxy at the meeting if the Holders of more than 50 per centum of the outstanding Interests in the Fund are present or represented by proxy at the meeting, or (ii) more than 50 per centum of the outstanding Interests in the Fund. The terms “Holders” and “Interests” when used herein shall have the respective meanings specified in the Declaration of Trust of the Trust.

5.

This instrument shall be governed by Massachusetts law.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

EATON VANCE MUTUAL FUNDS TRUST

(on behalf of Eaton Vance Multi-Strategy All Market Fund)

By:

/s/ Barbara E. Campbell

Barbara E. Campbell

Treasurer

EATON VANCE MANAGEMENT

By:

/s/ Maureen A. Gemma

Maureen A. Gemma

Vice President

Exhibit A

ADVISORY FEE REDUCTION SCHEDULE

Eaton Vance Multi-Strategy All Market Fund

(Effective as of February 6, 2012)

On net assets of $500 million and over, the Adviser’s asset-based advisory fee is reduced and computed as follows:

Average Daily Net Assets for the Month	Annual Fee Rate (for each level)
$500 million but less than $1 billion	0.590%
$1 billion but less than $2.5 billion	0.575%
$2.5 billion but less than $5 billion	0.560%
$5 billion and over	0.545%